EXHIBIT 10.44
                PIPELINE OPERATING AGREEMENT

                           BETWEEN

   PANDA ENERGY CORPORATION AND PANDA-ROSEMARY CORPORATION
                          ("PANDA")

                             AND

       NORTH CAROLINA NATURAL GAS CORPORATION ("NCNG")

                  DATED: February 14, 1990



              ________________________________



       PIPELINE OPERATING AGREEMENT TABLE OF CONTENTS

                                                        Page

ARTICLE I.      DEFINITIONS                               3
ARTICLE II.     CONSTRUCTION OF PIPELINE                 10
ARTICLE III.    OPERATION AND MAINTENANCE OF PIPELINE    12
ARTICLE IV.     TERM                                     19
ARTICLE V.      USE OF PIPELINE                          20
ARTICLE VI.     BALANCING                                21
ARTICLE VII.    EASEMENTS AND RIGHTS-OF-WAY              26
ARTICLE VIII.   TAXES                                    26
ARTICLE IX.     PAYMENTS                                 26
ARTICLE X.      NOTICES                                  27
ARTICLE XI.     METERING AND MEASUREMENT                 28
ARTICLE XII.    INDEMNIFICATION                          31
ARTICLE XIII    REPRESENTATIONS AND WARRANTIES           32
ARTICLE XIV.    DEFAULT AND FORCE MATURE                 34
ARTICLE XV.     OPTION TO PURCHASE PIPELINE              37
ARTICLE XVI.    ARBITRATION                              41
ARTICTE XVII.   INSURANCE                                44
ARTICLE XVIII   COMPROMISE AND SETTLEMENT OF LITIGATION  45
ARTICLE XIX.    MISCELLANEOUS PROVISIONS                 46
                SIGNATURES                               50




                PIPELINE OPERATING AGEEMENT

THIS AGREEMENT is made and effective on this 14th Day of February 1990, by and between:

            PANDA ENERGY CORPORATION, a Texas Corporation, and PANDA-ROSEMARY CORPORATION, a Delaware
       Corporation and a subsidiary of PANDA ENERGY
       CORPORATION with principal offices in Dallas, Texas
       7S244, hereinafter referred to as "PANDA";
                             AND
       NORTH  CAROLINA NATURAL GAS CORPORATION, a Delaware
       Corporation with principal offices in Fayetteville, North Carolina, hereinafter referred to as "NCNG".

             WITNESSETH, THAT:

             WHEREAS, PANDA is engaged in the development, construction and operation of cogeneration and electricity generation facilities; and

             WHEREAS, NCNG is a natural gas utility that is in the business of providing natural gas sales and transportation services to various residential, commercial and industrial customers in North Carolina; and

             WHEREAS, PANDA is authorized, by virtue of a Certificate of Public Convenience and Necessity granted by the North Carolina Utilities Commission, to construct, own and operate a cogeneration facility located in Roanoke
Rapids, North Carolina, for the production of electricity and steam and PANDA will require a supply of Natural Gas to be used as fuel for the cogeneration facility; and

              WHEREAS, Panda intends to construct a 108' natural gas pipeline from the high pressure lines of two interstate pipelines approximately 10 miles to PANDA's
Facilities so as to supply Natural Gas solely to its Facilities; and

              WHEREAS, NCNG desires to have the ability to utilize the excess capacity in PANDA's Pipeline, which is located within NCNG's certificated territory, to augment the operation of its own system by interconnecting NCNG's system and PANDA's Pipeline, and PANDA is agreeable to such use and interconnection; and

              WHEREAS, PANDA desires that NCNG operate
PANDA's Pipeline and NCNG desires to operate said Pipeline;
and

              WHEREAS, PANDA desires assistance in balancing its volumes of Natural Gas supplies received from its interstate Pipeline suppliers and NCNG is desirous of assisting in such balancing efforts; and

              WHEREAS, both PANDA and NCNG desire to dispense with any further litigation with respect to whether PANDA has the right to construct and operate a Pipeline to provide Gas to its Facilities.

              NOW, THEREFORE, in consideration of the mutual covenants, obligations and considerations hereinafter set forth, the parties hereto do hereby contract and agree as follows:

                           ARTICLE I.
                           DEFINITIONS

Section 1.01: "British thermal unit" or "Btu" shall mean the amount of heat required to raise the temperature of one pound of water one degree (1 degree) Fahrenheit at sixty degrees (60 degree) Fahrenheit.

Section 1.02: "Commercial Operations Date" shall mean the date referred to in that certain Power Purchase and Operating Agreement dated January 24, 1989 between Virginia Electric & Power Company and Panda Energy Corporation when tests have confirmed that PANDA can begin generating electricity for commercial sale to Virginia Electric & Power Co. but in no event shall the Commercial Operations Date be after November 30, 1991.

Section 1.03: "Cubic Foot of Gas" shall mean the volume of Gas which would occupy one cubic foot of space when such Gas is at a temperature of sixty degrees (60 degree) Fahrenheit and a pressure of 14.73 pounds per square inch absolute.

Section 1.04: "Current Carryover Gas Volume" shall mean the product of the decimal equivalent of twenty-five (25%) percent multiplied by the absolute value of the Receipt Volume or the absolute value of the Delivery Volume, whichever is higher; provided, however, that, the product of said calculation shall never exceed the absolute value of the Net Imbalance Volume. The Current Carryover Gas Volume shall be considered to be a positive number when NCNG owes PANDA Gas, and shall be considered to be a negative number when PANDA owes NCNG Gas.

Section 1.05: "Current Imbalance Volume'' shall mean the difference between the Monthly Entitlement Volume and the quantity of Gas measured at the Delivery Point in such Month.

Section 1.06: "Daily Entitlement Volume" shall mean the totalquantity of cubic feet of Gas measured at the Receipt Point on a given Day less one (1%) percent of such volume as an allowance to NCNG for unaccounted for and lost volumes.

Section 11.07: "Day" shall mean a period of twenty-four (24) consecutive hours beginning at eight o'clock AM Eastern time.
Section 1.08: "Dekatherm" or "dt" shall be equivalent to one
MMBtu.

Section 1.09: "Delivery Point" shall mean the outlet flange(s) on the meter runts) at the Facilities.

Section 1.10: "Delivery Volume" shall mean the total number of cubic feet of Gas measured at the Delivery Point in a given Month.

Section 1.11: "Excess Gas Volume" shall equal the difference between the Net Imbalance Volume and the Current Carryover
Gas Volume. The said Excess Gas Volume number will be positive when NCNG owes Gas to PANDA and negative when PANDA owes Gas to NCNG.

Section 1.12: "Facilities" shall mean the steam, chilled water and power generation facilities to be constructed and owned by PANDA its successors and assigns in Roanoke Rapids, North Carolina or in the immediate vicinity of Roanoke Rapids.

Section 1.13: "Financier" means (a) any individual or entity lending money to PANDA for the construction or term financing of the Facilities, or the establishment and/or maintenance of working capital requirements, or the refinance or take-out of any such loan; or, (b) any lessor under a single investor or leveraged lease finance arrangement.

Section 1.14: "Force Majaure" as employed herein and for all purposes relating hereto shall mean any situation or occurrence not reasonably within the control of the party claiming suspension and which, by the exercise of due diligence, such party is unable to prevent or overcome, and shall include, not by way of limitation, acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, hurricane warnings, crevasses, floods, washouts, arrests and restraints of governments, civil disturbances, explosions, breakage or accident to machinery or lines of pipe, temporary failure of gas supply, the necessity for making repairs or alterations to machinery or lines of pipe, freezing of wells or lines of pipe, inability of any party hereto to obtain necessary materials, supplies or permits due to existing or future rules, regulations, orders, laws or proclamations of governmental authorities (both Federal and State), including both civil and military, and any other causes whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming suspension and which by the exercise of due diligence such party is unable to prevent or overcome; such term shall likewise include (a) in those instances where either party hereto is required to obtain servitudes, right-of-way grants, permits or licenses to enable such party to perform hereunder, the inability of such party to acquire, or delays on the part of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, right-of-way grants, permits or licenses, and (b) in those instances where either party hereto is required to furnish materials and supplies for the purposes of constructing or maintaining facilities, the PANDA Pipeline and appurtenant equipment, or is required to secure permits or permission from any governmental agency to enable such party to fulfill its obligations hereunder' the inability of either party to acquire, or delays on the part of such party in acquiring at reasonable cost and after the exercise of reasonable diligence, such materials and supplies, permits and permissions. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, but shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the party having difficulty. However, Force Majeure shall not be applicable to a failure to pay sums of money owed.

Section 1.15: "Gas" or "Natural Gas" shall mean Gas in its natural state as produced from oil, Gas or Gas condensate wells as well as residue Gas resulting from Gas processing, and which Gas is then treated by others prior to receipt at the Receipt Point so as to comply with the quality specifications of the interstate pipeline transporting such Gas to markets for consumption.

Section 1.16: "Interest" shall mean the compensation for the accrual of monetary obligations under this Agreement computed monthly and prorated Daily, from the time each such obligation becomes due and payable, based on an annual interest rate equal to the Prime Rate plus one (1) percent. For purposes hereof, Prime Rate shall mean the rate of interest from time to time publicly announced by The Chase Manhattan Bank, N.A., at its principal office, presently located at 1 Chase Manhattan Plaza, New York, New York 10081, as its prime commercial lending rate, determined as of the time such obligation becomes due and payable, or the maximum non-usurious rate of interest allowed by the laws of the State of North Carolina, whichever is less.

Section 1.17: "MCF" shall denote one thousand (1,000) cubic feet of Gas.

Section 1.18: "MMBtu" shall denote one million (1,000,000)
British thermal units.

Section 1.19: "Month" shall mean the period beginning at eight o'clock AM Eastern Time on the first Day of a calendar
Month and ending at eight o'clock AM on the first Day of the following calendar Month.

Section 1.20: "Monthly Entitlement Volume" shall mean the sum of the Daily Entitlement Volumes for a given Month.

Section 1 21: "NCNG's System" shall mean the Natural Gas pipeline and distribution system owned by NCNG within NCNG's certificated territory in North Carolina.

Section 1.22: "NCUC" shall mean the North Carolina Utilities
Commission and any successor agency or administrative body possessing similar powers.

Section 1.23: "Net Imbalance Volume'' shall mean the sum of the Current Imbalance Volume and the previous Month's Current
Carryover Gas Volume, if any.

Section 1.24: "PANDA Pipeline" or "Pipeline" shall mean that certain Natural Gas Pipeline which PANDA shall design and build or contract to have built between the Receipt Point and the Facilities, together with all permits, rights-of-way, easements, pipe, valves and fittings, sales and check meters, pigging equipment, tanks, separators, line heaters, radio and telephonic system control and data acquisition telemetry equipment, interconnection and metering facilities between the PANDA Pipeline and other pipelines and other associated equipment, spare parts, supplies, and appurtenances used in the operation and maintenance of said Pipeline.

Section 1.25: "Receipt Point" shall mean the outlet flange on the sales meter run(s) at the interconnection point(s) between the facilities of Transcontinental Gas Pipe Line Corporation ("Transco") and/or the facilities of Columbia Gas Transmission Corporation ("Columbia") with PANDA's Pipeline at a point(s) near Pleasant Hill, North Carolina.

Section 1.26: "Receipt Volume" shall mean the total quantity of cubic feet of Gas measured at the Receipt Point in a given
Month.

Section 1.27: "Subsidiary Corporations" shall mean any corporation, now extant or hereinafter created, in which Panda Energy Corporation or Panda-Rosemary Corporation owns a controlling interest.

Section 1.28: "Year" shall mean a contract year (rather than a calendar year unless the context clearly contemplated a calendar year) which shall mean a period of three hundred sixty-five (365) consecutive Days, the first such contract year beginning at eight o'clock AM Eastern Time on the Day of first delivery of Gas hereunder, provided, however, that any such year which contains a date of February 29 shall consist of three hundred sixty-six (366) consecutive Days.

                           ARTICLE II.
                    CONSTRUCTION OF PIPELINE

Section 2.01: PANDA shall, at its sole cost, risk, expense and liability, design and construct the PANDA Pipeline or cause it to be designed and constructed in such a manner that it is sufficient to meet the anticipated requirements of the Facilities including any compression equipment needed to meet and maintain the Pressure requirements of PANDA's Facilities. In addition, PANDA shall install at its expense check meter(s) at the Receipt Point; two (2) 10" tie-ins, including flow-control valves, between PANDA's Pipeline and NCNG's existing 12" transmission line at points mutually agreeable to PANDA and NCNG; and telemetry equipment needed for NCNG's Gas Control Department to monitor Gas consumption of PANDA's Facilities and the Receipt Point meter(s) and to operate the Receipt Point valve and the two tie-in valves. PANDA shall also furnish and provide for the operation of, at its expense, the necessary equipment and supplies for odorization of the Gas prior to its entering the PANDA Pipeline and NCNG shall not be responsible for operating the same. The said PANDA Pipeline shall be constructed and operated in accordance with all applicable Federal and State laws, rules, regulations and orders. The transmission portion of the Pipeline will be designed, constructed, tested and certified to comply with applicable safety requirements for a maximum allowable operating pressure of 800 psig in a Class 3 location as defined by Section 49 CFR Part 192. PANDA shall have the exclusive right to make modifications to the design and operating parameters of the PANDA Pipeline from time to time, provided that such modifications shall comply with all applicable safety laws, rules, regulations and orders, and do not adversely affect NCNG's operations under the terms of this Agreement.

Section 2.02: PANDA will provide NCNG with a complete as-built set of plans of the Pipeline and appurtenant equipment together with copies of all rights of way easements and operating information and data in PANDA's possession from time to time. PANDA will give NCNG not less than thirty (30) Days notice prior to changing the operating parameters or commencing any modification of the PANDA Pipeline.

Section 2.03: NCNG will have the right to review the plans and specifications of the PANDA Pipeline and to have its agents present, at their own risk, to inspect and review the methods used in the construction and testing of the Pipeline as well as any subsequent modifications or repairs performed by PANDA or its agents to verify compliance with such plans and specifications and applicable laws, rules, regulations and orders prior to NCNG being required to assume operation of the PANDA Pipeline; but the design and construction of the PANDA Pipeline, and any risk related thereto, shall be and remain the sole responsibility of PANDA. PANDA will furnish NCNG with a certification upon completion of the construction of the Pipeline and any modification thereto that said construction and/or modification is in compliance with all applicable State and Federal rules, regulations and orders including, but not limited to, Section 49 CFR 192 and provide NCNG with a copy of all Regulatory Compliance records.

                        ARTICLE III.
            OPERATION AND MAINTENANCE OF PIPELINE

Section 3.01: PANDA shall pay NCNG a fee each Month ("Operator's Fee"), in the amount set out in Section 3.02 below, in consideration of NCNG's agreement to perform the following described duties and responsibilities with respect to the PANDA Pipeline and its appurtenant equipment commencing with the initial Delivery volumes: (a) Supervise and manage day-to-day operations in a diligent and workmanlike manner; (b) Make all regulatory filings and safety reports required by law in a timely manner; (c) Receive Gas from the Receipt Point and dispatch Gas through the PANDA Pipeline in accordance with the terms of this Agreement; (d) Provide balancing services in accordance with the provisions of Article VI below; (e) Test the Panda Pipeline and appurtenant equipment for leaks as required by law; (f) Keep rights-of-way free of high weeds, grass and trees; (g) Monitor cathodic protection; (h) Witness all meter tests at the Receipt and Delivery Points; (i) do other usual and necessary maintenance, operations and repairs in accordance with its customary gas distribution pipeline practices; and, (j) within thirty (30) Days after the end of each Month, provide PANDA with a detailed statement of all operations, maintenance, repairs as well as volumes of Gas (in both MCF and Dekatherms) received at the Receipt Point and delivered at the Delivery Point for the preceding month. NCNG shall operate the PANDA Pipeline in the same manner and with the same degree of care and diligence with which it operates its own pipeline system and in full compliance with all applicable Federal, State and Local laws and regulations. The foregoing notwithstanding, NCNG shall not be obligated to operate the PANDA Pipeline under conditions exceeding the maximum pressure allowed by the NCUC Office of Pipeline Safety.

Section 3.02: The Operator Fee for the period between the date of first Gas takes and one (1) Year following the Commercial Operations Date shall be $8,000 per Month. The Operator Fee for the first Month shall be prorated if first Gas takes do not occur on the first Day of a Month. The Operator Fee for the two (2) Year period commencing on the first anniversary after the Commercial Operations Date shall be $12,000 per Month. The Operator Fee for the two (2) Year period commencing on the third anniversary following the Commercial Operations Date shall be $16,000 per Month. The Operator Fee for the four (4) year period commencing on the fifth anniversary following the Commercial Operations Date shall be $20,000 per month. The Operator Fee for the six (6) Year period commencing on the 9th anniversary following the Commercial Operations Date shall be not less than $240,000 per year adjusted by the percentage increase, if any, in the U.S. Bureau of Labor Statistics Consumer Price Index ("CPI") from the Commercial Operations Date to said 9th Year anniversary of this Agreement and which yearly sum shall be payable in equal monthly installments.

       Notwithstanding the foregoing, if the Facilities generate electricity for more than 600 hours using Gas in any single Year of the nine (9) years following the Commercial Operations Date, then in that event, the Operator Fee for that entire Year and each Year thereafter through the ninth
(9th) anniversary of the Commercial Operations Date shall be $20,000 per Month.

Section 3.03: NCNG may resign as Operator of the PANDA
Pipeline upon giving PANDA one hundred eighty (180) Days prior written notice to such effect or upon a shorter period of notice to the extent a shorter period is provided elsewhere in this Agreement.

Section 3.04: NCNG may not assign its duties as Operator without PANDA's prior written consent except that it may in its discretion hire independent contractors and/or agents to assist it with such duties.

Section 3.05: PANDA shall be responsible for all repairs and equipment replacement on the PANDA Pipeline and its appurtenant equipment. NCNG is hereby authorized to incur up to $l,000.00 of costs on any single non-emergency repair or equipment replacement project without first securing PANDA's consent thereto. However, if NCNG reasonably anticipates that a repair or replacement project could cost in excess of $1,000.00, then NCNG shall first submit an Authority For Expenditure ("A.F.E.") and description of the work to be performed to PANDA for its approval (Approval shall be deemed to have been given when NCNG receives an executed copy of the proposed A.F.E.). If PANDA does not agree with NCNG's estimate for the cost of such work, then PANDA shall be required to perform such work itself or to contract for the same to be done provided such work is performed in a diligent and workmanlike manner and pursuant to Section 2.03 above. Regardless of who performs such work, it will be done in compliance with all applicable laws, orders and regulations relating to the safety and operation of Natural Gas Pipelines.

Section 3.06: Notwithstanding Section 3.05, NCNG is hereby authorized to make such emergency repairs as it deems necessary to safely operate the Pipeline and shall bring emergency conditions under control as safely, quickly and inexpensively as is reasonably possible under the circumstances. "Emergency conditions" are defined for purposes of this Section, as any condition posing an immediate threat to human life, damage to property, loss of PANDA Pipeline system integrity due to freezing lines or meters, or substantial loss of Gas or Gas pressure or any other situation that under the rules and regulations of the NCUC would require immediate attention. NCNG will notify PANDA of any emergency situation promptly after learning of its existence. PANDA will reimburse NCNG for all emergency repairs and authorized maintenance and repair projects in the manner set forth below.

Section   3.07: The Facilities will require Gas to test its
various components prior to the Commercial Operations Date and, except for the cause of Force Majeure, NCNG shall, as Operator of the PANDA Pipeline, commence Gas delivery to the Facilities as required hereunder upon 30 Days prior written notice by PANDA to NCNG of the date PANDA shall be ready to test its Facilities; and PANDA and NCNG will work together in order to coordinate the efficient scheduling and dispatch of such test Gas. NCNG's Operator's Fee shall be payable from and after the Facilities' first takes of Gas. PANDA will arrange for its own supply of Gas for line pack (the initial filling of the PANDA Pipeline), and the testing of its facilities and Pipeline, or in the alternative, PANDA may purchase Gas for such purposes and NCNG agrees to sell such Gas at NCNG's Rate 6A then effective pursuant to the Rules and Regulations of NCNG and the NCUC and to the extent NCNG determines it has Gas available for PANDA to purchase without adverse impact on NCNG's other customers.

Section 3.08: In the event that the PANDA Pipeline is not completed prior to testing of the Facilities or prior to the Commercial Operations Date, NCNG shall on a "best efforts" basis either (i) sell required Gas supplies to PANDA at NCNG's 6A tariff rate or (ii) transport such Gas as PANDA may make available at NCNG's Receipt Point(s) with Transco or Columbia to a point of interconnection with the Pipeline at NCNG's Rate T-l then in effect for all volumes transported except that during the summer period (April through October, inclusive) of 1990 the transportation rate shall be $.35 per dt. It is understood that all such sales and transportation shall be subject to all rules and regulations of the NCUC and that PANDA shall be responsible for furnishing said interconnection (to effectuate such delivery by NCNG) at some point on its Pipeline. Said interconnection shall be the "Delivery Point" for purposes of deliveries made pursuant to this Section 3.08.

Section 3.09: NCNG shall be entitled to reimbursement for authorized repairs and equipment replacement expenditures (whether scheduled or emergency) as described in Sections
3.05 and 3.06. In the event of a dispute as to the accuracy or authority for any charge, PANDA will pay the undisputed sum to NCNG and shall accompany such payment with written reasons for its disagreement as to the disputed sum. The parties shall thereafter attempt to resolve the dispute and, failing that, the parties shall submit the matter to binding arbitration as hereafter described.

Section 3.10: Subject to the provisions of Section 6.02 below and the other terms and conditions of this Agreement, NCNG shall at all times operate the PANDA Pipeline in a manner that reasonably will insure delivery of Daily Entitlement Volumes required by the Facilities except where events of Force Majeure and maintenance or repair prevents the same. NCNG will not unreasonably interfere with the pressure requirements of PANDA at its Facilities.

Section 3.11: PANDA assumes responsibility for the use of Gas in its equipment and Facilities and PANDA agrees that it shall determine the fuel specifications for its equipment in its Facilities and install and maintain at its Facilities such devices as it determines are adequate to protect and safeguard its equipment at its Facilities from liquid hydrocarbons, other liquids or any impurities that may be present in the Gas stream at the Delivery Point and against irregularities in the PANDA Pipeline including, but not limited to, fluctuations or changes in Gas pressure at the Delivery Point.

Section 3.12: PANDA will be responsible for hiring and paying for any independent safety inspection and report thereof required or requested by any governmental agency or commission. PANDA will also be responsible for the cost and expense of any action or proceeding before the NCUC or other applicable governmental agency or commission in connection with the ownership and/or operation of the PANDA Pipeline.

                           ARTICLE IV.
                              TERM

Section 4.01: This Agreement shall be effective from and after the date first hereinabove written and shall have an initial Term of fifteen (15) years from the Commercial Operations Date, unless extended under this Article IV or terminated as provided elsewhere in this Agreement. If the Term is extended under this Article IV, the word "Term" shall thereafter be deemed to mean the original Term so extended. If the Commercial Operations Date does not occur by November 30, 1991, NCNG may terminate this Agreement without further obligation by written notice to that effect given on or before December 31, 1991. PANDA will give NCNG written notice of at least thirty (30) days in advance of its anticipated Commercial Operations Date.

Section 4.02: This Agreement may be extended beyond its original term, with the consent of both parties for two additional periods of five (5) Years each, provided that at least ninety (90) Days prior to the end of the initial Term, or subsequent extension period as the case may be, the party desiring the extension notifies the other of its desire to extend the term for an additional period. Except as to the Operator Fee which shall be adjusted at the beginning of each of the two extension periods by the percentage increase, if any, in the CPI since the date of the last adjustment in said Operator Fee, all conditions and provisions of this Agreement shall remain the same during the extension periods.

                           ARTICLE V.
                         USE OF PIPELINE

Section 5.01: PANDA shall use its Pipeline to provide fuel solely to its Facilities for its own use and will not engage in the sale to or the transportation of Gas for any unaffiliated person, firm, or other person, firm, corporation, or entity under any circumstance except as provided in Section 5.02 below.

                           ARTICLE VI.
                            BALANCING

Section 6.01: The parties anticipate that from time to time the Facilities may require more or less Gas than the Daily Entitlement Volume. To the extent NCNG determines in its sole discretion that operating conditions and Gas needs on NCNG's system permit NCNG's balancing of Daily Entitlement Volume with the fuel requirements of the Facilities, NCNG will attempt such balancing on a "best-efforts" basis by the taking of Gas not needed by the Facilities into NCNG's system or by delivering to the Facilities on an interruptible basis Gas from NCNG's system when the fuel requirements of the Facilities exceed the Daily Entitlement Volume. Such balancing activities shall be consistent with and subject to the rules, regulations and orders of the NCUC and the then effective rules and regulations off NCNG. Deliveries to PANDA's Facilities of NCNG owned Gas are subject to curtailment or interruption caused by Force Majeure; Gas supply deficiency from NCNG's interstate pipeline suppliers; the demands of NCNG's residential, commercial and other higher priority customers under the NCUC's approved curtailment plan then effective; and other operating conditions on NCNG's system. Panda agrees to curtail immediately its use of NCNG owned Gas when instructed to do so by NCNG. NCNG agrees to curtail immediately its use of PANDA owned Gas when instructed to do so by PANDA and any liability or penalties against NCNG shall be the same as those set forth in Section 6.08 below.

Section 6.02: In order to assist NCNG with its balancing efforts on PANDA's behalf, PANDA will notify NCNG on or before the 20th Day of each calendar month of PANDA's estimate of its Natural Gas requirements at its facilities for each Day of the following Month; such notice to include peak Day, minimum Day, average Day and total Monthly volumes and PANDA shall also advise NCNG at that time of the packages of Gas supplies PANDA has secured for its anticipated requirements. Further, PANDA promptly will provide NCNG with any VEPCO forecast of expected generation dispatch and notify NCNG of any change in the same. PANDA also will contact NCNG's dispatcher each Day by five o'clock PM Eastern Time and advise the dispatcher of the quantity of Gas PANDA has available for delivery from its interstate supplier for the following Day and its expected Natural Gas needs ("Daily Nomination"). PANDA also will contact NCNG's dispatcher at least one hour before PANDA needs to use Gas at its Facilities and advise the dispatcher of that need, including the number of turbines to be used, the anticipated run time for each turbine and whether PANDA will need to use NCNG owned Gas or whether PANDA has sufficient Gas supplies available for Delivery from its interstate supplier. When PANDA ceases to use Gas in any of its turbines it will immediately contact NCNG's dispatcher and advise the dispatcher whether PANDA will need additional Gas that Day. After eight o'clock AM Eastern Time on the Day of Gas use in question, when there is any change by PANDA in its Daily Nomination that requires additional Gas volumes, such Gas shall be delivered to the Delivery Point by NCNG solely on a "best efforts" basis. In no event shall NCNG be liable for any penalties PANDA incurs by its failure to take Gas supplies from PANDA's interstate suppliers.

Section 6.03: At the end of any Month in which there is a positive Excess Gas Volume, NCNG will pay PANDA for the full amount of such Excess Gas Volume at the lower of PANDA's commodity cost for such Gas at the Receipt Point or NCNG' s average commodity cost of Gas for that month. (NCNG's average commodity cost of Gas shall mean the weighted average commodity cost of Gas for all of NCNG's system supplies for that month.) PANDA shall furnish NCNG with copies of all receipts, invoices or other documentation evidencing PANDA's Commodity Cost of Gas for each Month that there is a positive Excess Gas Volume.

Section 6.04: At the end of any Month in which there is a negative Excess Gas Volume, PANDA will pay NCNG for the full amount of such Excess Gas Volume at NCNG's current unit price in effect during the affected Month under NCNG's Rate
Schedule 6A. If said Rate Schedule 6A is discontinued or if the basis for such schedule is changed materially, NCNG and PANDA will mutually agree upon a substitute pricing schedule which shall, to the maximum extent possible, achieve the same result and be consistent with the rules, regulations and orders of the NCUC.

Section 6.05: With respect to a negative Current Carryover Gas Volume when there is a change from the previous Month to the current Month in NCNG's average commodity cost of Gas ("Commodity Cost Change"): (a) If the average commodity cost of Gas for the current Month is less than it was for the preceding Month, then PANDA shall pay NCNG an amount equal to the negative Current Carryover Gas Volume multiplied by the Commodity Cost Change; and, (b) Likewise, if the average commodity cost of Gas for the current Month is greater than it was for the preceding Month, then NCNG shall pay PANDA an amount equal to the negative Current Carryover Gas Volume multiplied by the Commodity Cost Change. Said payment will be made as hereinafter provided.

Section 6.06: With respect to a positive Current Carryover Gas Volume when there is a change from the previous Month to the current Month in NCNG's average commodity cost of Gas ("Commodity Cost Change": (a) If the average commodity cost of Gas for the current Month is greater than it was for the preceding Month, then PANDA shall pay NCNG an amount equal to the positive Current Carryover Gas Volume multiplied by the Commodity Cost Change; and, (b) Likewise, if the average commodity cost of Gas for the current Month is less than it was for the preceding Month, then NCNG shall pay PANDA an amount equal to the positive Current Carryover Gas Volume multiplied by the Commodity Cost Change. Said payment will be made as hereinafter provided.

Section 6.07: To the extent that NCNG specifically requests that PANDA allow it to transport NCNG owned Gas through the Receipt Point and the PANDA Pipeline for purposes other than delivery of Gas to the Facilities in any given Month, then the Operator's Fee described in Sections 3.01 and 3.02 for such Month shall be reduced by ten ($.10) cents per Dekatherm of Gas so transported through the Receipt Point and the PANDA Pipeline provided, however, that the Operator Fee may, in no event, be reduced below zero in any given Month.

Section 6.08: If NCNG is advised by PANDA that PANDA will be using in its Facilities all of its Gas delivered to the Receipt Point (less 1%) subsequent to such notice NCNG shall not take any Gas from the PANDA Pipeline into NCNG's system until it is advised by PANDA to the contrary. After eight o'clock AM Eastern Time on the Day of Gas use in question, when there is any change by PANDA in its Daily Nomination that requires additional Gas volumes, such Gas shall be delivered to the Delivery Point by NCNG solely on a "best efforts" basis. NCNG acknowledges that PANDA may sustain unnecessary expenses equalling the difference between the current market price of PANDA's alternate fuel (#2 diesel fuel) as delivered to the Facilities and the current market price of Natural Gas then due PANDA if NCNG wrongfully takes PANDA's Gas into its system as provided herein; and NCNG shall be liable to PANDA solely for said unnecessary expenses incurred by PANDA as a result of NCNG's wrongful taking of Gas into its system on the Day in question contrary to the information supplied to it by PANDA.

                           ARTICLE VI
                  EASEMENTS AND RIGHTS-OF-WAY

Section 7.01: Except as otherwise specifically provided in this Section 7.01, PANDA shall acquire any permit, easement, license, rental or right-of-way (collectively "Easements") necessary to interconnect the PANDA Pipeline to the Receipt Point as well as the points of interconnection with NCNG's system. Further, in situations where NCNG's interests would not adversely be affected, NCNG will cooperate with PANDA's requests to cross NCNG's Pipeline or distribution system using NCNG's standard pipeline crossing agreement.

                        ARTICLE VIII.
                            TAXES

Section 8.01: Each party will pay the applicable taxes on the property or other assets owned by it.

                         ARTICLE IX.
                          PAYMENTS

Section 9.01: All payments arising out of the operation of this Agreement and due from one party hereto to the other party hereto shall be paid within thirty (30) Days after the billing party's invoice together with documentation appropriate to such invoice and as may be required under the various provisions of this Agreement is deposited in the U.S. Mail as provided in Article X., below.Failure to pay any invoice or billing when due, shall entitle the billing party to receive Interest on the amount due from the date that such invoice became due and payable.

                            ARTICLE X
                             NOTICES

Section 10.01: Until PANDA is otherwise notified in writing by NCNG, notices to NCNG shall be addressed to NCNG at the address set forth below or, at such other address as may hereafter be named:

Mr. Calvin B. Wells, President
North Carolina Natural Gas Corporation
P. 0. Box 909
Fayetteville, NC 28302-0909
Telephone: 919-483-0315
Telecopier: 919-483-6874

Section 10.02: Until NCNG is otherwise notified in writing by PANDA, notices to PANDA shall be addressed to PANDA at the address set forth below or at such other address as may hereafter be named:

Mr. Ralph T. Killian, Vice President
Panda-Rosemary Corporation
Suite 1001
4100 Spring Valley Rd.
Dallas, TX 75244
Telephone: 214-980-7159
Telecopier: 214-980-6815

Section 10.03: Any notice, advice, instruction or other communication from one party to the other involving a change in the rate of receipts or deliveries of Gas shall, if given by telephone, be immediately confirmed by facsimile transmission to the other party being notified. Other notices hereunder shall be given by facsimile transmission or in writing, postage prepaid, to the last known address of the party being notified. All invoices shall be considered delivered when deposited in the United States Mail postage prepaid and addressed to the last known address of the party being invoice. All notices shall be deemed to have been received upon actual receipt by the party being notified. Any notice to terminate or extend this Agreement, shall be sent by United States Mail, postage prepaid, certified, return receipt requested, to the last known address of the party being notified.

                           ARTICLE XI.
                    METERING AND MEASUREMENT

Section 11.01: The measurement volume unit of the Gas delivered under this Agreement shall be an MCF. The gross British thermal unit content per cubic foot of Gas delivered hereunder shall be determined in accordance with the requirements of Transco or Columbia, as the case may be. In any Month during which Gas is received into the PANDA Pipeline from both Transco and Columbia, NCNG shall take the Btu information received from the suppliers and determine the heating value of the Gas by calculating the weighted average of the heating values of the Gas from each source.

Section 11.02: The meters at the Receipt Point shall be tested and calibrated by personnel of the interstate pipeline, with NCNG having the right to observe the same, as often as may be required by the interstate pipeline delivering Gas there through, but in no event less often than once each Month. The Delivery Point meters will be tested and calibrated by NCNG personnel as often as deemed necessary by NCNG but no less often than once each month.

Section 11.03: PANDA shall install two meters at the Delivery Point which meet specifications approved by AGA Report #3 so as to facilitate the accurate measurement of diverse volumes.
Section 11.04: If upon any test of the Delivery Point, meter(s) at PANDA's Facilities, the meter(s) is/are found to be inaccurate:

(a) By less than two percent (2%), previous readings thereof shall be considered correct, but such meter shall be adjusted at once to read correctly.

(b) By two percent (2%) or more, such meter shall be adjusted at once to read correctly and previous readings thereof shall be corrected to zero error for the period of time during which said meter was known or agreed by the parties to be inaccurate, and in the event the extent of such period of inaccuracy is not known or agreed upon, then such corrections shall be made for a period of one-half (1/2) of the elapsed time since the date o f the last preceding test. In the event the Delivery Point meters are out of service or registering inaccurately, and the inaccuracy cannot be calculated, the volume of Gas delivered hereunder shall be estimated, by using the registration of any check meter or meters, if installed and accurately registering, or, (2) by correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculation, or, if neither such method is feasible, (3) by estimating the quantity of delivery by deliveries during a period under similar conditions when the meter was registering accurately, or (4) by any other method agreed upon.

Section 11.05: All test data, charts, and other similar records shall be preserved by NCNG for a period of not less than two (2) years and NCNG shall send any part or all of such data as may be requested by PANDA from time to time at PANDA's expense. All such test data, charts and any other similar records shall be returned to NCNG within thirty (30) Days after receipt of same. In addition, PANDA's right to obtain test data, charts and other similar records shall extend to and shall cover any information to which NCNG might be entitled to receive from Transco or Columbia.

Section 11.06: Payment for corrected volumes shall be made by the party owing therefor in the manner provided elsewhere in this Agreement.

                          ARTICLE XII.
                         IDENTIFICATION

Section 12.01: Each party ("Indemnitor") shall indemnify, defend and hold harmless the other party ("Indemnitee"), and their officers, directors, employees, heirs, successors, assigns and administrators from and against any and all claims, demands, suits, actions, liabilities, losses, damages, judgments, and/or legal or other expenses (collectively "Claims") to the extent that they arise from or in connection solely with the negligent performance or non-performance of the Indemnitor's obligations hereunder. Further, PANDA (as Indemnitor) specifically agrees to indemnify, defend and hold harmless NCNG (as Indemnitee) its officers, directors, employees, heirs, successors, agents and assigns from and against any and all claims, demands, suits, actions, liabilities, losses, damages, judgments, and/or legal or other expenses ("claims") which may arise from any defect in the design and/or construction of the PANDA Pipeline or from PANDA's use or application of said Gas, or lack of use of said Gas, in its Facilities. If a claim is asserted or action brought against Indemnitee as to which it believes it is entitled to indemnification under this Article, Indemnitee shall promptly notify Indemnitor in writing of such claim or action. Prompt notice as contemplated in the preceding sentence shall mean such notice as would be required to enable Indemnitor to assert and prosecute appropriate defenses relative to such claim or such action in a timely fashion. If Indemnitee fails to give Indemnitor prompt notice of any claim or action as provided in this Section, Indemnitor shall have no obligation to indemnify pursuant to this Article. Upon receipt of such notice request for indemnification, Indemnitor shall promptly make a determination of whether it is required to indemnify and shall promptly notify Indemnitee in writing of that determination.

Section 12.02: At no time during the continuance of this Agreement will NCNG allow any suit, action, or lien for nonpayment of services or materials contracted for by NCNG to be levied against the PANDA Pipeline provided, however, that such indemnity in this section shall not be effective as to NCNG's invoices to PANDA which are not timely paid.

                        ARTICLE XIII.
               REPRESENTATIONS AND WARRANTIES

Section 13.01: NCNG represents and warrants the following to
PANDA: That it is a duly incorporated and validly existing Delaware corporation qualified to do business in the State of North Carolina; that it is solvent and has not sought protection from its creditors in Bankruptcy; that it has the power to enter into this Agreement; that all corporate actions required to enter and to perform this Agreement have been taken or will be taken when required; that the parties executing this Agreement on behalf of NCNG are duly authorized and empowered to bind NCNG under the terms of this Agreement; and that there are no impediments of any sort to NCNG's entering into this Agreement with the exception of regulatory approval, if required.

Section 13.02: PANDA ENERGY CORPORATION and PANDA-ROSEMARY CORPORATION represent and warrant the following to NCNG: That PANDA ENERGY CORPORATION is a duly incorporated and validly existing Texas Corporation and PANDA-ROSEMARY CORPORATION is a duly incorporated and validly existing Delaware corporation qualified to do business in the State of North Carolina; that it is solvent and has not sought protection from its creditors in Bankruptcy; that it has the power to enter into this Agreement; that all corporate action required to enter andto perform this Agreement have been taken or will be taken when required; that the parties executing this Agreement on behalf of PANDA are duly authorized and empowered to bind PANDA under the terms of this Agreement; and that there are no impediments of any sort to PANDA's entering into this Agreement.

Section 13.03: PANDA represents and warrants to NCNG that at the time of delivery of Gas to the Receipt Point it will have title to the Gas free and clear of all liens, encumbrances and claims whatsoever and that it shall pay its suppliers for the same and indemnify NCNG and save NCNG harmless for any and all suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of PANDA's failure to pay for said Gas and/or all royalties, taxes, license fees or charges on or with respect.

Section 13.04: NCNG represents and warrants to PANDA that at the time of any delivery of NCNG owned Gas from NCNG's system to the Delivery Point it will have title to the Gas free and clear of all liens, encumbrances and claims whatsoever and that it shall pay its suppliers for the same and indemnify PANDA and save PANDA harmless for any and all suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of NCNG's failure to pay for said Gas and/or all royalties, taxes, license fees or charges on or with respect to said Gas.

                        ARTICLE XIV.
                  DEFAULT AND FORCE MAJEURE

Section 14.01: It is covenanted and agreed that if any party hereto shall fail to perform any of the material covenants or obligations imposed upon it under and by virtue of this Agreement, then unless such failure to perform is due to an event of Force Majeure as provided in Section 14.03 below or is otherwise excused by a provision of this Agreement, the non-defaulting party may at its option, and in addition to any other remedies available to such party, elect to terminate this Agreement by giving written notice to the party in default stating specifically the cause or causes for terminating this Agreement and declaring it to be the intention of the party giving the notice to terminate same; whereupon the party in default shall have sixty (60) Days after receipt of the aforesaid notice in which to remedy or remove the cause or causes stated in the notice for terminating this ' agreement, and if within said period of sixty (60) Days the party in default does so remedy or remove said cause or causes and fully indemnifies the party not in default for any and all direct damages of such breach, then such notice shall be withdrawn and this Agreement shall continue in full force and effect. In case the party in default does not so remedy or remove the cause or causes and indemnify the party giving the notice for any and all direct damages of such breach, within said period of sixty (60) Days, then at the option of the non-defaulting party, this Agreement shall become null and void from and after the expiration of said period. However, if the parties disagree as to whether a default occurred and/or as to the amount of damages resulting from an alleged default, the matter shall be submitted to Arbitration as provided in Article XVI of this Agreement.

Section 14.02: Notwithstanding Section 14.01, above, throughout the Term of this Agreement, PANDA shall provide NCNG in writing the name and address of each Financier on a current basis. For so long as PANDA shall have outstanding and unpaid any financing liabilities, NCNG agrees to promptly furnish to all Financiers, then known to NCNG, a copy of any notice of default, breach, failure to pay billings, demand for arbitration, or notice of termination given to PANDA. Additionally, NCNG shall not terminate this Agreement unless any written notice of such termination or breach, as the case may be, and the reasons therefor have been sent certified mail, return receipt requested, postage prepaid and addressed to each Financier then known to NCNG at the addressees) furnished by PANDA or such Financier until sixty (60) Days prior to the effective date of the termination. NCNG shall not terminate this Agreement if, after sending notice as set forth above and prior to any effective date of termination, Financier has either: (a) caused the condition precipitating the notice of breach or termination to be cured; or (b) assumed all obligations of PANDA under this Agreement to NCNG's satisfaction.

Section 14.03: No delay or failure in performance by either party hereto shall constitute a default hereunder or give rise to any claims for damages, and the same shall be excused, if caused by an occurrence of Force Majeure, provided that after the occurrence of the event of Force Majeure, the party so affected gives prompt notice thereof to the unaffected party along with a detailed account of the facts concerning same. No failure to pay money due and owing under the terms hereof will be excused by events of Force Majeure.

Section 14.04: If any event of Force Majeure persists for more than ninety (90) Days after the affected party gives notice to the remaining party hereto, then the unaffected party shall have the right to terminate this Agreement upon giving the affected party thirty (30) Days prior written notice to such effect and unless the affected party is able to resolve the condition of force majeure and resume performance of its duties hereunder within such thirty (30) Day period, then this Agreement shall be terminated and of no further effect.

                          ARTICLE: XV.
                 OPTION TO PURCHASE PIPELINE

Section 15.01: NCNG shall have an option to purchase the PANDA Pipeline for its fair market value. Said option shall be exercisable and operate subject to the following terms and conditions:

      (a) PANDA may sell or assign the Pipeline to a third party or other entity at any time provided that the third party or other entity that purchases or acquires by assignment the Pipeline also purchases or acquires by assignment the Facilities at the same time. NCNG's option created by this Article XV shall survive any such purchase or assignment. The requirements of
      Section 5.01 of this Agreement shall similarly survive any such sale or assignment and shall bind and obligate any such third party purchaser, assignee or successor of PANDA.

      (b) NCNG's option shall not be assignable without the prior written consent of PANDA.

      (c) NCNG's option shall be exercisable (subject to all other requirements herein) at the earlier of the following:

          (i) thirty-five (35) years after the Commercial
          Operation Date;

          (ii) such time, after the Commercial Operation
          Date, as the Facilities cease to generate electricity or steam for more than two years for reasons other than force majeure;

          (iii) upon the sale or assignment by PANDA or its successors of the Facilities to a third party or other entity without the Pipeline being sold or assigned at that time to said third party or other entity purchasing or acquiring by assignment the Facilities; or

          (iv)  upon written notice from PANDA  or  its
          successors that said option is available for exercise.

      NCNG must give PANDA written notice of NCNG's intent to exercise its option within one year after said option first becomes exercisable. Said option cannot be exercised after said one year period if NCNG fails to give PANDA such written notice.

      (d) The fair market value ("FMV") of the Pipeline shall be determined by mutual agreement of the parties within 60 days after PANDA receives written notice from NCNG of its intent to exercise its option to purchase the Pipeline or by appraisal as provided in Section I5.02 below. If mutual agreement as to FMV is not reached within the 60 day period and NCNG does not initiate the appraisal process within 120 days after it notified PANDA of its intent to exercise its option, said option shall expire.

      (e) If the FMV of the Pipeline is determined by appraisal as permitted in Section 15.02, NCNG shall not be obligated to purchase the Pipeline but may revoke its election to exercise said option if NCNG sends PANDA written notice of NCNG's decision not to purchase within 30 days after NCNG receives the Appraiser's report as to the FMV of the Pipeline; however, if NCNG decides not to purchase the Pipeline after it receives the Appraiser's report, it shall be liable for all of the reasonable and authorized expenses of the Appraisers. Likewise, PANDA shall be liable for all the reasonable and authorized expenses of the Appraisers if VEPCO exercises its right of first refusal to buy the Pipeline and Facilities after NCNG has notified PANDA of its intent to exercise its option to purchase the Pipeline. If NCNG does not revoke its election to exercise the option as provided herein and VEPCO does not exercise its rights to the Pipeline 60 days after PANDA receives written notice from NCNG of its intent to exercise its option to purchase the Pipeline or by appraisal as provided in Section 15.02 below. If mutual agreement as to FMV is not reached within the 60 day period and NCNG does not initiate the appraisal process within 120 days after it notified PANDA of its intent to exercise its option, said option shall expire.

      (f) PANDA will specially warrant title to the Pipeline and its appurtenant equipment and rights-of-way and easements, by, through and under PANDA.

      (g) PANDA will not warrant the merchantability or fitness of the PANDA Pipeline for any use whatsoever
      (NCNG will accept it in an "as is, where is" condition).

      (h) Said option shall not terminate as a result of the parties failure to agree on any extension of the term of this Agreement providing for the operation of the Pipeline by NCNG beyond the initial 15-year term or as a result of NCNG ceasing to be the operator of said Pipeline; but the option shall only remain in effect for one year beyond the date said option is available for exercise as provided in Section l5.Ol(c) above.

         (i) The parties agree that this Agreement shall survive any exercise by VEPCO of its rights of first refusal or the sale or assignment of the Pipeline to a third party or other entity and those exercising said rights, making said purchase or acquiring the Pipeline by assignment shall take subject to this Agreement.

Section 15.02: If PANDA and NCNG cannot agree on the option price (pursuant to Section 15.01 above), NCNG may, by written notice to PANDA, elect to have the FMV of the Pipeline determined by appraisal, as provided in this Section 15.02. Within 45 days of such election by NCNG, PANDA and NCNG shall each appoint an MAI certified appraiser (qualified to appraise pipelines) and the two appointed Appraisers shall select a third MAI certified appraiser (qualified to appraise pipelines). The three Appraisers shall determine the FMV of the Pipeline and report their determination to the parties within 45 days of their appointment. The value determined to be the FMV by the three Appraisers shall be the option price and shall be binding upon NCNG and PANDA subject to NCNG's right to revoke its election to exercise said option and cancel the purchase as described in Section 15.01(e) above.

                        ARTICLE XVI.
                        ARBITRATION

Section 16.01: At the request of either party hereto, any controversy or dispute between the parties arising under and relating solely to the terms of this Agreement (except as to the option price in Article XV above) shall be referred to three (3) arbitrators, one to be selected by each party and the third to be selected by the American Arbitration Association ("AAA"). The selections to be made by the parties hereto shall be made from the list of the National Panel of Arbitrators maintained by the AAA. The arbitrator to be selected by the AAA shall be an attorney-at-law admitted to practice in the State of North Carolina. All decisions and awards shall be binding on the parties when made by a majority of the arbitrators, except for decisions relating to discovery as set forth herein. In the event any arbitrator dies, or refuses to act, or becomes incapable, incompetent or unfit to act before hearings have been completed and/or before an award has been rendered, a successor arbitrator may be selected by the party who originally made the selection. The selection of the successor arbitrator shall be made consistent with the selection procedure set forth in the preceding paragraph. The arbitrators selected pursuant to this Agreement shall be governed by and apply the laws of the State of North Carolina and federal law, if applicable, in conducting any arbitration proceeding and/or in making any award. The arbitration shall be conducted in Raleigh, North Carolina in accordance with the Commercial Arbitration Rules of the AAA then in effect.

Section 16.02: Any party hereto shall have the right to give a notice of demand for arbitration (hereinafter referred to as "Demand for Arbitration") of any controversy or dispute which is subject to arbitration under the terms of this Agreement and such notice shall be filed in writing with the AAA by the party seeking arbitration and a copy of same shall be served contemporaneously with such filing on the other party. The notice shall state, with specificity, the nature of the dispute and the remedy sought. After such notice has been filed, the parties hereto may make discovery of any matter relevant to such dispute before the hearing, to the extent and in the manner provided by rules of civil procedure of the State of North Carolina. Any question that may arise with respect to the obligations of the parties hereto relative to discovery and/or relative to the protection of the discovery materials shall be referred solely to the arbitrator selected by the AAA. Discovery shall be completed not later than ninety (90) Days after filing of the notice of arbitration unless such period for discovery is extended by the arbitrator selected by the AAA, upon a showing of good cause by either party to the arbitration. The arbitrators may consider any material which is relevant to the subject matter of any such controversy even if such material might also be relevant to an issue or issues not subject to arbitration hereunder. A stenographic record shall be made of the arbitration hearing. Any costs associated with any arbitration hereunder shall be paid by the party against whom an award is entered unless the arbitrators by their award otherwise provide. Arbitration may not be utilized, and the arbitrators selected in accordance with this Article XVI shall not possess the authority or power, to alter, amend or modify any of the terms or conditions or charges set forth in this Agreement, and further, the arbitrators may not enter any award which alters, amends or modifies such terms, conditions in any form or manner.

                        ARTICLE XVII.
                          INSURANCE

Section 17.01: PANDA shall at all times during the continuance of this Agreement provide and maintain at its own expense Comprehensive General Liability Insurance on the
PANDA Pipeline and Facilities with coverage of not less than $1,000,000 per occurrence, $2,000,000 aggregate, and excess liability coverage of not less than $5,000,000, as well as All-Risk Property Insurance coverage in an amount satisfactory to PANDA but in no event less than $1,000,000. PANDA will add NCNG as an additional insured, as its interest may appear, to PANDA's liability insurance policies at no cost to NCNG.
PANDA also shall maintain Worker's Compensation Insurance on PANDA's employees in compliance with the laws of the State of North Carolina and Comprehensive Automobile Liability Insurance coverage on vehicles owned or operated by PANDA with a limit of not less than $1,000,000 per occurrence.

Section 17.02: NCNG shall at all times during the continuance of this Agreement maintain at its own expense such Comprehensive General Liability Insurance,
Comprehensive Automobile Liability Insurance coverage on vehicles owned or operated by NCNG and All-Risk Property
Insurance coverage on its property in an amount as it determines to be appropriate for a natural gas utility operating in Class 3 locations in the State of North
Carolina, but in no event less than the coverage set forth for PANDA in Section 17.01 above. NCNG shall also maintain
Worker's Compensation Insurance on NCNG's employees in compliance with the laws of the State of North Carolina.

Section 17.03: PANDA and NCNG shall each provide to the other certificates of insurance upon request certifying that such insurance is in full force and effect and shall each notify the other immediately of any change in the status or coverage of such insurance.

                        ARTICLE XVIII
           COMPROMISE AND SETTLEMENT OF LITIGATION

Section 18.01: On May 2, 1989, the NCUC issued a Certificate of Public Convenience and Necessity ("CCN") in Docket No. SP-73, to PANDA. On October 2, 1989, in Docket No. SP-73, Sub 1, the NCUC issued an Order Not To Reconsider the issuance of the CCN. NCNG has subsequently filed its Exceptions and Notice of Appeal to said Order Not to Reconsider. The Record of Appeal has been settled and the Appeal is pending before the North Carolina Court of Appeals.

Section 18.02: NCNG shall, within one (1) week after execution of this Agreement, file all required Notices, proposed Orders and Documents with the North Carolina Court of Appeals to effect a dismissal with prejudice (to refiling the same) of its said Appeal in Docket No. SP-73, Sub 1.

                        ARTICLE XIX.
                  MISCELLANEOUS PROVISIONS

Section 19.01: All terms defined in this Agreement shall have the same defined meanings when used in any notice, correspondence, report or other document made or delivered pursuant to or in connection with this Agreement, unless the context shall clearly otherwise require.

Section 19.02: Each party hereto agrees that in the event that it receives any payment from the other party to which it is not entitled, whether due to mistake or error on the part of the other party, or due to the operation and effect of laws and regulations promulgated from time to time during the Term hereof, the party receiving such payment shall promptly return all of such payment together with Interest from the date such payment or payments were received until the date repaid.

Section 19.03 No waiver by either party of one or more defaults by the other party in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any other or further default of defaults, whether of a like or of a different character.

Section 19.04: This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the respective parties hereto. No assignment or sale of any interest shall be effective until the remaining party hereto has received written notice to such effect. No assignment or sale of interest shall relieve the assigning party of its preexisting obligations hereunder without the written consent of the remaining party hereto.
Section 19.05: Any part of this Agreement which is found to be in violation of any valid rule, regulation or law promulgated by a properly authorized state or federal agency, Congress or State legislature shall be stricken from this Agreement and the remainder of the Agreement shall be construed without such part, provided that the surviving provisions achieve the purpose and intent of the parties.

Section 19.06: This Agreement constitutes the entire agreement between the parties and supersedes all previous contracts, agreements and understandings both written and oral. This Agreement may not be amended except in writing and executed by both parties hereto.

Section 19.07: This Agreement may be executed in multiple originals, each of which, when taken together, shall be construed as a complete original.

Section 19.08: This Agreement shall remain confidential during the Term hereof. Neither party hereto shall disclose any of the terms, conditions, obligations, duties, promises, benefits or liabilities set forth in this Agreement without the express prior written permission of the remaining party hereto; provided however, that each party hereto shall be free to disclose such facts concerning this Agreement as may be required by applicable statute, rule or regulation or by Order of the NCUC or a Court of competent jurisdiction or by loan agreements of either party's lenders or employees, agents and independent contractors of either party without need of securing the prior permission of the other party hereto. The parties agree to obtain NCUC approval of this Agreement to the extent required by the NCUC.

Section 19.09: This Agreement shall be interpreted, performed and enforced in accordance with the laws of the State of North Carolina.

Section 19.10: PANDA and NCNG each agree that they will comply with all valid rules and regulations enforced by the NCUC Office of Pipeline Safety. PANDA and NCNG each agree that they will comply with all valid and applicable laws, orders, rules and regulations of all governmental agencies having jurisdiction over the Pipeline and of all courts of competent jurisdiction and each will not interfere with the other's compliance with said laws, orders, rules and regulations. PANDA agrees to be bound by the rules and regulations of NCNG as amended from time to time to the extent that such rules do not conflict with the terms of this Agreement, in which case the terms of this Agreement shall control. PANDA acknowledges receipt of a current copy of NCNG's rules and regulations.

Section 19.11: The parties agree that concurrent with the execution of this Agreement they shall execute a memorandum of this Agreement, in recordable form, specifying the effective date, the maximum period of the Agreement including extensions and renewals thereof, NCNG's option to purchase the PANDA Pipeline a brief description of the Pipeline and its location and the fact that NCNG shall have the right to operate the Pipeline during the term of this Agreement and any extensions thereof, and said memorandum shall be recorded in the Office of Register of Deeds or other appropriate office in each County of this State where the Pipeline is to be located.

     IN WITNESS WHEREOF, this instrument is executed in duplicate originals as of the date first hereinabove written.

ATTEST:                        PANDA ENERGY CORPORATION
Terri Broerman                 ____________________________
Assistant Secretary            Robert W. Carter
                               Chairman
(CORPORATE SEAL)
ATTEST:                        PANDA-ROSEMARY CORPORATION
Terri Broerman                 _____________________________
Assistant Secretary            Robert W. Carter
                               President
(CORPORATE SEAL)

ATTEST:                        NORTH CAROLINA NATURAL GAS
                               CORPORATION
Sally Sowers                   ______________________________
Assistant Secretary            Calvin B. Wells
                               President
STATE OF TEXAS

COUNTY OF DALLAS

      BEFORE ME, the undersigned authority, on this day personally appeared ROBERT W . CARTER, the duly authorized President of PANDA ENERGY CORPORATION, a Texas Corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and considerations therein expressed, as the act of such corporation, and in the capacity therein stated.

      GIVEN UNDER MY HAND AND SEAL OF OFFICE this 5 day of
March,  1990.
                                  Theresia M. Bone
                                  Notary Public
Seal                              My Commission Expires:
                                  June 23, 1993
Theresia M. Bone
Notary Public
State of Texas
Comm. Exp. 06-23-93



STATE OF TEXAS
COUNTY OF DALLAS

     BEFORE ME, the undersigned authority, on this day personally appeared ROBERT W. CARTER, the duly authorized
President  of  PANDA-ROSEMARY CORPORATION,  a  Delaware
Corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and considerations therein expressed, as the act of such corporation, and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this 5th day of March,
1990.
                                  Theresia M. Bone
                                  Notary Public
Seal

Theresia M. Bone
Notary Public
State of Texas
Comm. Exp. 06-23-93

                                  My Commission Expires:
                                  June 23, 1993